                                                                    EXHIBIT 10.3

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated as of the 29th day of June, 2000, by and between (i) Sunrise Bellevue Assisted Living Limited Partnership, a Washington limited partnership ("Sunrise Bellevue"), Sunrise Cohasset Assisted Living Limited Partnership, a Massachusetts limited partnership ("Sunrise Cohasset"), Sunrise Decatur Assisted Living Limited Partnership, a Georgia limited partnership ("Sunrise Decatur"), Sunrise Glen Cove Assisted Living, L. P., New York limited partnership ("Sunrise Glen Cove"), Sunrise Lafayette Hills Assisted Living, L. P., a Pennsylvania limited partnership ("Sunrise Lafayette Hills"), Sunrise Paoli Assisted Living, L. P., a Pennsylvania limited partnership ("Sunrise Paoli"), Sunrise Paramus Assisted Living Limited Partnership, a New Jersey limited partnership ("Sunrise Paramus"), and Sunrise Walnut Creek Assisted Living Limited Partnership, a California limited partnership ("Sunrise Walnut Creek") (Sunrise Bellevue, Sunrise Cohasset, Sunrise Decatur, Sunrise Glen Cove, Sunrise Lafayette Hills, Sunrise Paoli, Sunrise Paramus, and Sunrise Walnut Creek are hereinafter individually and collectively referred to as "Seller") and (ii) Metropolitan Senior Housing, LLC, a Delaware limited liability company (hereinafter referred to as "Buyer").

                                    RECITALS:

         1. Prior to the "Closing Date" hereunder, Metropolitan/Bellevue Senior Housing, LLC, a Delaware limited liability company wholly owned by Sunrise Bellevue ("MSH Bellevue"), will own the assisted living facility located in Bellevue, Washington known as Sunrise Assisted Living of Bellevue, as more fully described on Exhibit A attached hereto and made a part hereof (the "Bellevue Facility"), by reason of the contribution of the title to the Bellevue Facility by Sunrise Bellevue to MSH Bellevue.

         2. Prior to the "Closing Date" hereunder, Metropolitan/Cohasset Senior Housing, LLC, a Delaware limited liability company wholly owned by Sunrise Cohasset ("MSH Cohasset"), will own the assisted living facility located in Cohasset, Massachusetts known as Sunrise Assisted Living of Cohasset, as more fully described on Exhibit B attached hereto and made a part hereof (the "Cohasset Facility"), by reason of the contribution of the title to the Cohasset Facility by Sunrise Cohasset to MSH Cohasset.

         3. Prior to the "Closing Date" hereunder, Metropolitan/Decatur Senior Housing, LLC, a Delaware limited liability company wholly owned by Sunrise Decatur ("MSH Decatur"), will own the assisted living facility located in Decatur, Georgia known as Sunrise Assisted Living of Decatur, as more fully described on Exhibit C attached hereto and made a part hereof (the "Decatur Facility"), by reason of the contribution of the title to the Decatur Facility by Sunrise Decatur to MSH Decatur.

         4. Prior to the "Closing Date" hereunder, Metropolitan/Glen Cove Senior Housing, LLC, a Delaware limited liability company wholly owned by Sunrise Glen Cove ("MSH Glen Cove"), will own the assisted living facility located in Glen Cove, New York known as Sunrise Assisted Living of Glen Cove, as more fully described on Exhibit D attached hereto and made a part hereof (the "Glen Cove Facility"), by reason of the contribution of the title to the Glen Cove Facility by Sunrise Glen Cove to MSH Glen Cove.

         5. Prior to the "Closing Date" hereunder, Metropolitan/Whitemarsh Senior Housing, LLC, a Delaware limited liability company wholly owned by Sunrise Lafayette Hills ("MSH Whitemarsh"), will own the assisted living facility located in Lafayette Hill, Pennsylvania known as Sunrise Assisted Living of Lafayette Hill, as more fully described on Exhibit E attached hereto and made a part hereof (the "Lafayette Hill Facility"), by reason of the contribution of the title to the Lafayette Hill Facility by Sunrise Lafayette Hills to MSH Whitemarsh.

         6. Prior to the "Closing Date" hereunder, Metropolitan/Malvern Senior Housing, LLC, a Delaware limited liability company wholly owned by Sunrise Paoli ("MSH Malvern"), will own the assisted living facility located in Malvern, Pennsylvania known as Sunrise Assisted Living of Paoli, as more fully described on Exhibit F attached hereto and made a part hereof (the "Paoli Facility"), by reason of the contribution of the title to the Paoli Facility by Sunrise Paoli to MSH Malvern.

         7. Prior to the "Closing Date" hereunder, Metropolitan/Paramus Senior Housing, LLC, a Delaware limited liability company wholly owned by Sunrise Paramus ("MSH Paramus"), will own the assisted living facility located in Paramus, New Jersey known as Sunrise Assisted Living of Paramus, as more fully described on Exhibit G attached hereto and made a part hereof (the "Paramus Facility"), by reason of the contribution of the title to the Paramus Facility by Sunrise Paramus to MSH Paramus.

         8. Prior to the "Closing Date" hereunder, Metropolitan/Walnut Creek Senior Housing, LLC, a Delaware limited liability company wholly owned by Sunrise Walnut Creek ("MSH Walnut Creek"), will own the assisted living facility located in Walnut Creek, California known as Sunrise Assisted Living of Walnut Creek, as more fully described on Exhibit H attached hereto and made a part hereof (the "Walnut Creek Facility"), by reason of the contribution of the title to the Walnut Creek Facility by Sunrise Walnut Creek to MSH Walnut Creek.

                MSH Bellevue, MSH Cohasset, MSH Decatur, MSH Glen Cove, MSH Whitemarsh, MSH Malvern, MSH Paramus, and MSH Walnut Creek are individually referred to herein as a "Facility Owner" and collectively referred to herein as the "Facility Owners." The assisted living facilities described in recital paragraphs 1 through 8 are individually referred to herein as a "Facility" and are collectively referred to as the "Facilities."

         9. Two or more of the Sellers are willing to contribute membership interests in certain of the Facility Owners (the "Contributed Interests") in exchange for an increase (the "Interest Increase") in the "Unreturned Contributions" account (as defined in the Limited Liability Company Agreement of Buyer) of Sunrise Assisted Living Investments, Inc. ("SALII"), the general partner of Seller equal to twenty-five percent (25%) of the total agreed equity value of the Facilities. For purposes hereof, the total agreed equity

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

value of the Facilities is (i) the Net Operating Income (as defined in the Limited Liability Company Agreement of Buyer) of the Facilities for the fiscal quarter of Seller ending on March 31, 2000, (ii) divided by 10.75%;

         10. The remaining Sellers are willing to convey to Buyer the remaining membership interests in the Facility Owners (the "Conveyed Interests," and together with the Contributed Interests, the "Interests"); and Buyer desires to acquire and accept such Interests, according to the terms and conditions set forth below. The Contributed Interests and the Conveyed Interests shall constitute 100% of the membership interests in the Facility Owners.

         11. On the Closing Date, the Facility Owners will lease the Facilities to separate single-purpose entities (individually and/or collectively referred to herein as "Lessee") of which MSH Operating, LLC, a Delaware limited liability company, an Affiliate of Buyer, is the sole owner.

         12. The Facilities will be managed by Sunrise Assisted Living Management, Inc., a Virginia corporation (the "Operator"), pursuant to separate Facility Operating Agreements with each Lessee.

         Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                    ARTICLE I
                                   TERMINOLOGY

         1.1 Defined Terms. As used herein, the following terms shall have the meanings indicated:

         Affiliate: With respect to any specified person or entity, another person or entity which, or a member of an immediate family which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

         Code:  The Internal Revenue Code of 1986, as amended.

         Documents: This Agreement and all Exhibits hereto, and each other agreement, certificate or instrument delivered pursuant to this Agreement.

         Due Diligence Period: The period ending on the earlier of 30 days after execution of this Agreement or September 30, 2000, during which Buyer may investigate the financial, legal, operational, environmental and all other aspects of the Facilities as Buyer may desire in order to determine whether to consummate the transactions contemplated by this Agreement or terminate this Agreement in accordance with Section 3.2.

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

         Facility Operating Agreements: The agreements by and between Lessee and Operator to be executed and delivered at Closing pertaining to the operation, direction, marketing, management and supervision of the Facilities, substantially in the form attached hereto as Exhibit J, and incorporated herein by reference.

         FF&E: The furniture, fixtures and equipment owned by Seller and located at the Facilities, which are used or maintained in connection with Seller's operation of the Facilities.

         Freddie Mac Loans: Those certain loans secured by first lien mortgages or deeds of trust encumbering the Facilities evidenced by promissory notes dated March 22, 2000 in the following original principal amounts:

                           Bellevue Facility         $  9,000,000
                           Cohasset Facility         $  9,370,000
                           Decatur Facility          $  9,000,000
                           Glen Cove Facility        $ 15,200,000
                           Lafayette Facility        $  7,908,000
                           Paoli Facility            $ 11,100,000
                           Paramus Facility          $  8,885,000
                           Walnut Creek Facility     $  8,445,000


         A complete list of the documents evidencing and securing the Freddie Mac Loans is attached hereto as Exhibit W.

         Health Department: Collectively, all the departments of health and/or any other governmental or regulatory authorities of all the states where the Facilities are located, which authorities have jurisdiction over the licensing, ownership and/or operation of the Facilities as assisted living/dementia facilities.

         Knowledge: As used in this Agreement, the term "knowledge" when used to refer to the knowledge of Seller or its Affiliates (a) shall mean and apply to the actual knowledge of the responsible officers of Seller or its Affiliates who are directly engaged in the management of the Facilities and not to any other persons or parties, and (b) shall mean the actual knowledge of such responsible officers, it being understood and acknowledged that such responsible officers are not charged with knowledge of all the acts and/or omissions of their predecessors or with acts or omissions of agents or employees of Seller. Neither Seller nor the "Responsible Parties" as hereinafter defined, shall be obligated to do or perform any independent investigation in connection with the making of any representations or warranties as set forth in this Agreement; provided, however, that the Responsible Parties shall make a good faith inquiry of the executive director of each of the Facilities in connection with such representations and warranties. The responsible

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         officer of Seller directly engaged in the management and operation of the Facilities is: Daniel B. Gorham (whether one or more, the "Responsible Parties").

         Lessee: Individually or collectively, those eight (8) certain single-purpose Delaware limited liability companies which will, at the Closing, enter into separate Lease and Security Agreements (individually, a "Facility Lease;" collectively, the "Facility Leases") whereby Lessee will lease the Facilities from Buyer.

         Licenses. All certificates, licenses, and permits issued by governmental authorities held by Seller, the Facility Owners or Seller's Affiliates in connection with the ownership, use, occupancy, operation, and maintenance of the Facilities. A list of Licenses for each of the Facilities is attached hereto and incorporated herein as Exhibit K.

         Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

         Loss: With respect to any person or entity, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorneys' fees, whether or not arising out of a third party claim.

         Material Adverse Effect: A material adverse effect on the assets, business, operations, financial condition or results of operations of the Facilities, or any one of them.

         Operator: Sunrise Assisted Living Management, Inc., a Virginia corporation, its successors or assigns, which shall be the operator of the Facilities under the Facility Operating Agreements.

         Permitted Lien: Any statutory lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of Seller's business.

         Resident Deposits: All refundable deposits or advances of any kind or nature from any resident of any Facility.

         Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration

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

         fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

         Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

         1.2 Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the recitals or section indicated below:

                  Balance Sheet                               Section 4.4
                  Buyer                                       Recitals
                  Closing                                     Section 9.1
                  Closing Date                                Section 9.1
                  Excluded Assets                             Section 2.2
                  Facilities                                  Recitals
                  Facility Agreements                         Section 2.1(c)
                  Facility Lease                              Definitions: "Lessee"
                  Indemnified Party                           Section 10.4(a)
                  Indemnifying Party                          Section 10.4(a)
                  Intellectual Property                       Section 2.2(j)
                  Land                                        Section 2.1(a)
                  Permitted Exception                         Section 7.3(b)
                  Personal Property                           Section 2.1(b)
                  Post-Closing Purchase Price Adjustment      Section 2.4(b)
                  Proration Date                              Section 2.6(a)
                  Proration Schedule                          Section 2.6(a)
                  Purchase Price                              Section 2.4
                  Real Property                               Section 2.1(a)
                  Receivables                                 Section 2.7
                  Resident Agreements                         Section 2.1(c)
                  SALI                                        Section 2.2(j)
                  Seller                                      Recitals
                  Survey                                      Section 7.3(d)
                  Title Commitment                            Section 7.3(a)
                  Title Defect                                Section 7.3(b)
                  Title Insurer                               Section 7.3(a)
                  Title Notice                                Section 7.3(b)


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

ARTICLE II
PURCHASE AND SALE

         2.1 Owned Assets. Upon and subject to the terms and conditions provided herein, on the Closing Date, Seller will sell, transfer, assign and convey (or contribute) to Buyer, and Buyer, which may exercise its rights hereunder through one or more wholly-owned subsidiaries, will purchase (or accept in exchange for the Interest Increase) from Seller, all of Seller's right, title and interest in and to the Interests. As of the Closing Date, all tangible and intangible assets (except Excluded Assets) used or useful in the operation of the Facilities as they have been and are now operated by the Seller and as they will be operated by the Facility Owners (the "Owned Assets") will be owned by Seller (if Seller is obligated hereunder to assign, transfer or convey such property to Lessee pursuant to the terms hereof) or (if Seller is not so obligated) will be owned by the Facility Owners. Except for Owned Assets which Seller is obligated to convey to Lessee pursuant to the terms hereof, Seller shall convey the Owned Assets to the Facility Owners, provided that Seller shall not convey such assets more than ten (10) days prior to the Closing Date. The Owned Assets include the following:

                (a)     Real Property.

                (i) That certain real property consisting of land ("Land") and all buildings, structures, fixtures and other improvements ("Improvements") located as follows:

                Bellevue, WA                                15928 NE 8th Street
                                                            Bellevue, WA  98008

                Cohasset, MA                                125 King Street
                                                            Cohasset, MA  02025

                Decatur, GA                                 920 Clairmont Ave.
                                                            Decatur, GA  30030

                Glen Cove, NY                               39 Forest Ave.
                                                            Glen Cove, NY  11542

                Lafayette Hill, PA                          429 Ridge Pike
                                                            Lafayette Hill, PA  19444

                Paoli, PA                                   524 W. Lancaster Ave.
                                                            Malvern, PA  19355

                Paramus, NJ                                 567 Paramus Road

                                                            Paramus, NJ  07652

                Walnut Creek, CA                            2175 Ygnacio Valley Road
                                                            Walnut Creek, CA  94598



                The Land and related real property (the "Real Property") are more fully described on Exhibit A through Exhibit H and shall be deemed to include all permits, easements, rights of way and related appurtenances.

                (ii) Seller's right, title and interest as landlord (whether named as such therein, or by assignment or otherwise) in any leases and subleases, if any, regarding the Real Property now existing or at any time hereafter made, and all amendments, modifications, supplements, renewals and extensions thereof, together with any refundable security deposits made by the lessees thereunder.

                (b)     Personal Property.

                (i) Any and all furniture, fixtures, furnishings, machinery and equipment used in connection with the Facilities, and all other personal property used in connection with the Real Property and located upon the Real property, if any. A list of such tangible personal property is attached hereto as Exhibit I. In no event shall the Personal Property include any property owned by Operator, notwithstanding Operator's use of such property in connection with its management and administration of the Facilities.

                (ii) Goodwill, going concern, and all existing warranties and guaranties (express or implied) issued to the Facility Owners or to the Seller in connection with the Improvements or the personal property described in paragraph (b)(i) above.

                (iii) The tangible and intangible property described in Sections 2.1(b)(i) and 2.1(b)(ii) shall be referred to herein as the "Personal Property."

                (c) Facility Agreements and Resident Agreements. All rights of Seller in, to and under all contracts, leases, agreements, commitments and other arrangements, and any amendments or modifications, used or useful in the operation of the Facilities as of the date hereof or made or entered into by the Facility Owners between the date hereof and the Closing Date in compliance with this Agreement (the "Facility Agreements"), including but not limited to occupancy, residency, lease, tenancy and similar written agreements entered into in the ordinary course of business with residents of the Facilities, and all amendments, modifications, supplements, renewals, and extensions thereof ("Resident Agreements") and all Resident Deposits.


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

                (d) Records. True and complete copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of the Facilities, including, but not limited to, any electronic data stored on computer disks or tapes, and originals of any of the foregoing that relate to residents of the Facilities other than Excluded Assets.

                (e) Miscellaneous Assets. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.1 and now or hereafter owned by the Facility Owners (or the Seller) and used in connection with the operation of the Facilities (except Excluded Assets).

         2.2 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, the Owned Assets shall not include any of the following (collectively, the "Excluded Assets"):

                (a) Any and all cash, bank deposits and other cash equivalents, certificates of deposits, marketable securities, cash deposits made by or on behalf of the Facility Owners (or the Seller) to secure contract obligations (except to the extent Seller receives a credit therefor under Section 2.6).

                (b) Any and all rights in and to claims or causes of action of Seller or the Facility Owners or any of their Affiliates against third parties (including, without limitation, for indemnification) with respect to, or which are made under or pursuant to the Owned Assets or the Excluded Assets, and which arose prior to the date of Closing, it being specifically agreed that Seller shall be responsible for all costs and expenses (including attorneys fees) incurred in connection with the prosecution of such claims or causes of action.

                (c) All prepaid expenses (and rights arising therefrom or related thereto) except to the extent taken into account in determining the Adjustment Amount under Section 2.6.

                (d) All loan agreements and other instruments evidencing indebtedness for borrowed money.

                (e) All contracts of insurance, all coverages and (subject to Section 13.17 below) proceeds thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent they relate to such insurance policies.

                (f) All tangible personal property disposed of or consumed at or in connection with the Facilities between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement.

                (g) To the extent now or hereafter held by or issued in the name of Seller, Operator or their Affiliates (other than the Facility Owners) and not transferrable or assignable under applicable law, all Licenses (and any renewals, extensions, amendments or modifications thereof), provided, however, that

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

Seller shall, and shall cause Operator and the Affiliates of Seller and Operator, to fulfill their obligations as set forth in Section 6.12 to have such Licenses transferred or reissued in the names of the appropriate Lessee, or such other party as Buyer may direct.

                (h) Any and all rights of Sunrise Assisted Living, Inc. ("SALI") or any of its Affiliates with respect to the use of (i) all trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, inventions, computer software or other proprietary material, process, trade secret or trade right used by SALI or its Affiliates in the operation of the Facilities, (ii) all registrations, applications and licenses for any of the foregoing, and (iii) any additional such items acquired or used by SALI or its Affiliates in connection with the operation of the Facilities between the date hereof and the Closing Date (collectively, the "Intellectual Property"), provided, however, that Buyer or its Affiliates shall have the right to use the Intellectual Property in connection with the operation of the Facilities for so long as the Facility Operating Agreements with Operator govern operation of the Facilities.

                (i) All corporate minute books, corporate seals, stock transfer records and other corporate records (except to the extent such records pertain primarily to or are used primarily in the operation of the Facilities) and any records relating to Excluded Assets and to liabilities other than the Assumed Obligations.

                (j) Personal property of all officers or employees of SALI or its Affiliates located in their respective personal offices at the Facilities.

                (k) All other assets of Seller or its Affiliates not located on or used in connection with the operation of the Facilities.

         2.3 Assumption of Liabilities. Buyer acknowledges the existence of, and will cause Lessee and/or the Facility Owners at Closing to assume and agree to pay, discharge and perform when due, from and after Closing, the following liabilities and obligations (collectively, the "Owner Obligations"):

                (a)     The Freddie Mac Loans;

                (b) All liabilities and obligations arising under the Facility Agreements transferred to Lessee in accordance with this Agreement to the extent such liabilities and obligations arise during and relate to any period from and after the Closing Date; and

                (c) Provided that Seller pays Buyer the amount, if any, owed by Seller at Closing under Section 2.6, the Owner Obligations shall also include such other liabilities of Seller (including but not limited to Resident Deposits or any personal funds belonging to residents of the Facilities held by Seller) to the extent, and only to the

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

                        extent, the amount thereof is included as a credit to Buyer in calculating the Adjustment Amount as ultimately determined pursuant to Section 2.6.

         2.4    Purchase Price.

                (a) The purchase price for the Conveyed Interests ("Purchase Price") shall be an amount equal to (i) seventy-five percent (75%) of the Net Operating Income (as defined in the Limited Liability Company Agreement of Buyer) of the Facilities for the fiscal quarter of Seller ending on March 31, 2000, (ii) divided by 10.75%. The Purchase Price, subject to adjustment as provided in Section 2.6 below, shall be paid by Buyer to Seller on the Closing Date by (i) Buyer assuming the Freddie Mac Loans, the outstanding principal balance of which on the Closing Date shall be credited against the Purchase Price, and (ii) wire transfer of immediately available funds to the Title Insurer or at Seller's direction in an amount equal to the balance of the Purchase Price.

                (b) In the event that aggregate Gross Revenues (as defined in the Facility Operating Agreements) for the Facilities in any of the first three (3) full fiscal quarters after the Closing is less than the "Threshold Revenue Amount" for any such fiscal quarter (as shown in Exhibit K), then the Purchase Price shall be reduced by the amount determined as shown in Exhibit K, but in no event shall the aggregate amount of reduction exceed the amount shown as the "Purchase Price Reduction" on Exhibit K (the "Post-Closing Purchase Price Adjustment") for each such fiscal quarter. Such Post-Closing Purchase Price Adjustment, if any, shall be allocated among the Owned Assets in the proportion that the Purchase Price is allocated among the Owned Assets in Section 2.5 below. The determination of the aggregate Gross Revenues for the Facilities and Seller's payment, if any, of the Post-Closing Purchase Price Adjustment in cash to Buyer shall be made within sixty (60) days following the end of the third
(3rd) full fiscal quarter after the Closing.

         2.5 Allocation of the Purchase Price. Seller and Buyer shall agree to an allocation of the Purchase Price among the Owned Assets prior to the Closing Date. Buyer and Seller further agree that, for purposes of the exchange of the Contributed Interests for the Interest Increase, the value of the Contributed Interests shall be an amount equal to twenty-five percent (25%) of
(i) the Net Operating Income (as defined in the Limited Liability Company Agreement of Buyer) of the Facilities for the fiscal quarter of Seller ending on March 31, 2000, (ii) divided by 10.75%. Buyer and Seller each agree to report such allocations, if agreed upon, to the Internal Revenue Service in the form required by Treasury Regulation 1.1060-IT and to use such allocation for all other reporting purposes after Closing in connection with federal, state and local income and, to the extent permitted under applicable law, franchise taxes.

         2.6    Adjustment of Purchase Price.

          (a) All income and expenses (including prepaid expenses) of the Facilities (including the Facilities to which the Contributed Interests relate) shall be prorated on a daily basis between Seller and

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

Buyer as of 11:59 p.m., September 30, 2000 (the "Proration Date"). Such items to be prorated shall include:

                (i) Rents under the leases and Resident Agreements and other income, if any, including prepaid rents and security deposits;

                (ii)    Utility charges, if any;

                (iii) Payments under service agreements assigned to Buyer, if any;

                (iv) Periodic charges or fees assessed by any governmental authority, if any.

                (v)     Food inventory;

                (vi)    Supplies inventory;

                (vii)   Petty cash;

                (viii)  Real estate and personal property taxes;

                (ix) Payments under any leases of personal property used in connection with the operation of the Facilities; and

                (x)     Interest payable under the Freddie Mac Loans.

         Buyer and Seller shall prepare a schedule (the "Proration Schedule") at least three (3) days prior to Closing, including: (i) the items listed above,
(ii) any items which are customarily apportioned between a purchaser and seller in the localities in which the Facilities are located, and (iii) any other items the parties determine necessary. Such Proration Schedule shall include all applicable income and expenses with regard to the Facilities. Notwithstanding the foregoing, Buyer's due diligence expenses (including the cost of preparing surveys and title insurance premiums) payable in connection with the transactions contemplated herein shall be paid by Buyer, provided that transfer taxes shall be paid in accordance with Section 9.4.

         (b) Any escrow accounts held by any utility companies, and any cash deposits made by Seller prior to Closing to secure obligations under contracts which will continue after Closing, shall be either paid to the Seller or, if assigned to Buyer, Seller shall receive a credit at Closing for any such deposits.

         (c) The applicable Lessee shall receive all income from the Facilities attributable to the period from and after the Proration Date and Lessee and Buyer shall be responsible for all expenses of the Facilities attributable to the period from and after the Proration Date. In the event Seller receives any payment from a resident for rent due for any period from and after the Proration Date, Seller shall forward such payment to the applicable Lessee. In addition, in the event Seller has received any pre-paid rent or any security deposits from a resident for any period from and after the Proration Date, Seller shall forward such pre-paid rent and or security deposits to the applicable Lessee.

         (d) The parties agree that any amounts which may become due under this Section 2.6 shall be paid at Closing as can best be determined. A post-Closing reconciliation of such pro-rated items shall be made by the parties sixty (60) days after Closing and any amounts due at that time shall be promptly forwarded to the respective party in a lump sum payment. Any additional amounts which may become due after such determination shall be forwarded at the time they are received. Any amounts due under this Section 2.6 which cannot be determined within sixty (60) days after Closing (such as, for example, fiscal year-end real estate taxes) shall be reconciled as soon thereafter as such amounts can be determined. Seller, on behalf of itself and its Affiliates, agrees that Federal Street Operating, LLC, a member of Buyer, shall have the right to audit the records of Seller in connection with any such post-closing reconciliation.

         2.7 Accounts Receivable. As of September 30, 2000, the Facilities will have certain outstanding accounts receivable (the "Receivables"). Buyer shall make an adjustment payment to Seller in consideration of Lessee's right to collect the Receivables after Closing. Such adjustment payment shall be in an amount equal to the lesser of (i) seventy-five percent (75%) of the Receivables outstanding as of the Closing Date or (ii) a sum to be determined by mutual agreement of Buyer and Seller. Seller agrees that during the term of this Agreement, it shall continue to use usual and customary procedures to collect the Receivables.

                                   ARTICLE III
                              DUE DILIGENCE PERIOD

         3.1 Due Diligence Period. During the period beginning on the date of full execution of this Agreement through the date thirty (30) days thereafter (the "Due Diligence Period"), Buyer shall have the right to review and evaluate the Owned Assets, the nature and extent of the Owned Assets and operations and all rights and liabilities related thereto. Seller shall furnish or make available to Buyer or its representatives within five (5) days after the date hereof, the following to the extent they are in Seller's possession or control:

         (a) Any and all title insurance policies, (together with copies of all exception documents referenced therein), as-built surveys, environmental reports, property condition reports, site inspection reports, and MAI Appraisals;

         (b) Any and all contracts, leases, equipment agreements, and information regarding any claims affecting the Real Property or the Personal Property;

         (c) All licenses and permits currently held by Seller or its Affiliates in connection with the ownership or operation of the Facilities, and all existing warranties and guaranties (express or implied) issued in connection with the Owned Assets; and

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

         (d)    Facility budgets for the year 2000.

         (e) All other such documents or items as Buyer may reasonably request in connection with its due diligence investigations of the Facilities.

         3.2 Termination during Due Diligence. At any time during the Due Diligence Period, Buyer shall have the right, in its sole discretion and for any reason or no reason, to terminate this Agreement by written notice to Seller. Upon such notice, this Agreement shall terminate and be of no further force and effect.

                                   ARTICLE IV
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

         Seller represents, warrants and covenants to Buyer as follows:

         4.1 Organization, Good Standing and Entity Authority. Each Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State in which the Facility owned by its wholly-owned subsidiary Facility Owner is located, and has all requisite authority to own, and operate its Owned Assets and carry on its business. Each Facility Owner will, prior to Closing, be a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and will, prior to Closing, have all requisite authority to own, operate and lease its properties and carry on its business. Each Facility Owner will, prior to Closing, be duly qualified to do business in the State in which the Facility owned by it is located.

         4.2 Authorization and Binding Effect of Documents. Seller has all requisite power and authority to enter into this Agreement and the other Documents to which it is a party and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller and Seller's general partners. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Seller. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

         4.3 Absence of Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not, to the best of Seller's knowledge, (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any Lien upon the Interests or the Owned Assets under the provisions of the Certificate of Limited Partnership or Partnership Agreement of Seller, the organizational instruments of any Facility Owner, any laws or regulations to which Seller or any Facility Owner is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller, any Facility Owner or the Facilities are subject.

         4.4 Financial Statements. Seller has delivered to Buyer prior to the date of this Agreement the unaudited financial statements for each of the Facilities as of December 31, 1999, including but not limited to an unaudited balance sheet as of December 31, 1999 (the "Balance Sheet"). Seller has also delivered to Buyer prior to the date of this Agreement the unaudited financial statements for each of the Facilities as of March 31, 2000 and will promptly deliver the unaudited financial statements for each of the Facilities as of June 30, 2000, certified by the Chief Financial Officer of SALI (the "Interim Statements"). All such statements (i) are and will be in accordance in all material respects with the books and records of Seller and (ii) have been prepared and will be prepared in accordance with GAAP applied on a consistent basis and do and will fairly present the assets and liabilities of the Facilities as of the dates stated and do and will accurately reflect the results of operations of the Facilities for the periods covered by the statements, with the exception that the Interim Statements are subject to normal year-end adjustments.

         4.5 Absence of Certain Changes or Events. Since the date of the Balance Sheet (except as disclosed in the Interim Statements):

                (a) There has not been any damage, destruction or other casualty loss with respect to the Owned Assets (whether or not covered by insurance) which, individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect.

                (b) None of the Seller, the Operator, the Facility Owners or the Facilities has suffered any adverse change or development which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

                (c)     Neither Seller, the Facility Owners or the Operator has:

                        (i) amended or terminated any Facility Agreement except in the ordinary course of business;

                        (ii) mortgaged, pledged, suffered or subjected to any Lien, the Interests or any of the Owned Assets, except for Permitted Liens and any Lien which will be released at or prior to the Closing Date;

                        (iii) acquired or disposed of any assets or properties affecting the Facilities or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business;

                        (iv) entered into any agreement, commitment or other transaction affecting the Facilities other than in the ordinary course of business;

                        (v) operated the Facilities other than in the ordinary course of business.

         4.6 Broker's or Finder's Fees. No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller, the Facility Owners or any Affiliate of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify and hold Buyer harmless from any Loss resulting from a breach of this representation and warranty. Notwithstanding the provisions of
Article X below, such agreement to indemnify shall survive the Closing without limitation.

         4.7 Insurance. There is now, and until Closing there will remain, in full force and effect with reputable insurance companies fire and extended coverage insurance with respect to all tangible Owned Assets and public liability insurance, all in commercially reasonable amounts.

         4.8 Litigation. Except as set forth on Exhibit M, there is no pending, or to the best of Seller's knowledge, threatened litigation, proceeding or investigation (by any person, governmental or quasi-governmental agency or authority or otherwise) to which Seller is a party, including without limitation litigation brought by Seller or the Facility Owners against third parties. The litigation, proceedings and investigations listed on Exhibit M will not, individually or in the aggregate, materially adversely affect the ownership, use, occupancy, operation or title to any of the Facilities.

         4.9 Compliance with Laws. To the best of Sellers' knowledge, the Improvements have been constructed and the Facilities have been and are presently used and operated in compliance in all material respects with, and in no material way violate any applicable statute, law, regulation, rule, ordinance, order or permit of any kind whatsoever affecting the Facilities or any part thereof. Neither Seller, the Facility Owners nor any of Seller's Affiliates has received notice of any such violation.

         4.10 Environmental Matters. To Seller's knowledge, neither Seller, the Facility Owners, nor any of Seller's Affiliates has generated, stored or disposed of any hazardous waste at any of the Facilities, and Seller has no knowledge of any previous or present generation, storage, disposal or existence of any hazardous waste at any of the Facilities. The term "hazardous waste" shall mean "hazardous waste," "toxic substances," or other similar or related terms as defined or used from time to time in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6921, et seq.), similar state laws and regulations adopted thereunder.

         4.11 Assessments. There are no special or other assessments for public improvements or otherwise now affecting any of the Facilities, nor does Seller have knowledge of (i) any pending or threatened special assessments affecting any of the Facilities or (ii) any contemplated improvements affecting any of the Facilities that may result in special assessments affecting any of the Facilities.

         4.12. Resident Agreements. Attached hereto as Exhibit N are true and correct copies of the forms of Resident Agreement used at the Facilities. No Resident Agreement currently in effect with respect to any of the Facilities contains, and (unless Buyer grants its prior written consent) no Resident Agreement entered into prior to the Closing Date will contain, any material deviations from the forms attached hereto as Exhibit N. Seller is not in default under any of its material obligations under any Resident Agreement or any lease and, except as set forth on the rent roll attached hereto as Exhibit O (the "Rent Roll"), Seller has no knowledge of any material default on the part of any other party thereto. All of the Resident Agreements and lease identified on the Rent Roll are currently in full force and effect.

         4.13. Facility Agreements. The Facility Agreements listed on Exhibit O hereto are all of the Facility Agreements relating to or affecting any of the Facilities. Seller has heretofore delivered to Buyer true and complete copies of all such Facility Agreements, including all amendments and modifications thereto; no Seller is in default of any of its material obligations under any of such Facility Agreements, and Seller has no knowledge of any material default on the part of any other party thereto. All of the Facility Agreements listed on Exhibit O are currently in full force and effect.

         4.14 Permits. Exhibit K attached hereto is a true and complete list of all Licenses. All the Licenses are valid and no material violations exist. To Seller's knowledge, the Licenses are the only certificates, licenses, and permits which are required for the lawful ownership, use, occupancy, operation and maintenance of the Facilities as assisted living/dementia facilities.

         4.15 Medicare; Medicaid. To Seller's knowledge, no action, proceeding, or investigation in connection with Medicare, Medicaid or other public or private third-party payor or other programs is pending or threatened against Seller, the Facility Owners or any of Seller's Affiliates in connection with the Facilities. Neither Seller, the Facility Owners nor Seller's Affiliates has received notice of any threatened or pending investigation in connection with (i) Medicare, Medicaid, or other public or private third-party payor programs or (ii) any fraud, false statement or false claim applicable to its business or (iii) any patient care, patient rights or other law applicable to its business. Seller, the Facility Owners or Seller's Affiliates have prepared and filed all cost reports, if any, that were required to be filed for Medicare and Medicaid purposes and for all other public or private third-party reimbursement programs through the date of this Agreement. All such cost reports, if any, are correct and accurate and have been prepared in conformity with Seller's books and records. Neither Seller, the Facility Owners nor Seller's Affiliates has received notice that Medicare, Medicaid or any other public or private third-party payor has any claims for disallowance of costs against it. To Seller's knowledge, neither Seller, the Facility Owners nor any Affiliate of Seller has committed any violation of the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, any similar state law or Title VI of the Civil Rights Act.

         4.16 Condemnation. Neither Seller, the Facility Owners nor any of Seller's Affiliates has received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Facilities.

         4.17 Condition of Property. To Seller's knowledge, with regard to the Improvements, (i) there are no material structural defects, (ii) they are free of insect and rodent infestation, (iii) the roofs are free of leaks, (iv) all mechanical and utility systems servicing the Improvements are in good condition and proper working order, free of material defects and, to Seller's knowledge, in compliance with all applicable laws and codes. To Seller's knowledge, all the Personal Property is in good condition, working order and repair.

         4.18 Independent Facilities. To Seller's knowledge, each Facility is an independent unit which as of the date hereof does not rely, and as of the Closing, will not rely on any facilities (other than the facilities of public utility, sewer and water companies) located on any property not included in such Facility (i) to fulfill any zoning, building code, or other municipal or governmental requirement, or (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to, electric, plumbing, mechanical, heating, ventilating and air conditioning systems. To Seller's knowledge, no building or other improvements not included in the Facilities relies on any part of the Facilities to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities.

         4.19 Full Disclosure. None of the representations or warranties in this Agreement by Seller, nor any descriptive information concerning the Owned Assets set forth in this Agreement, nor, to Seller's knowledge, does any document, statement, certificate, schedule or other information furnished or to be furnished to Buyer by Seller in connection with this Agreement, contain, or will as of the Closing, contain any untrue statement of a material fact or omit, or will as of the Closing omit, to state a material fact necessary to make the statements of fact contained therein not misleading.

         4.20 Utilities Access. Each Facility has adequate water supply, storm and sanitary sewer facilities, adequate access to telephone, gas and electricity connections, adequate fire protection, drainage, means of ingress and egress to and from public highways and, without limitation, other public utilities for operation as an assisted living/dementia facility. To Seller's knowledge, the parking facilities located on each Facility meet all applicable requirements imposed by applicable law or requisite exceptions or variances to such laws. All such public utilities are installed and operating and all installation and connection charges have been paid in full. All streets and roads necessary for access to and full utilization of each of the Facilities, and every part thereof, have been built, completed, dedicated and accepted for maintenance and public use by the appropriate governmental authorities or are otherwise owned and maintained by local governments for public use. Seller has no knowledge of any fact or condition existing that would result or could result in the termination or reduction of the current access from the Facilities to the existing roads and highways or to sewer or other utility services presently serving the Facilities.

         4.21 Zoning. To Seller's knowledge, the use of each of the Facilities as assisted living/dementia facilities, together with the ancillary uses thereto, are permitted under the applicable municipal zoning ordinances, or special exceptions, variances, or conditions thereto, and the Facilities comply, to the extent required (and not waived or grandfathered), with all conditions, restrictions and requirements of such zoning ordinances and all amendments thereto.

         4.22 No Employees. None of the employees at the Facilities is employed by Seller or the Facility Owners. All such employees are employed by Operator or its Affiliates other than Seller and the Facility Owners. Neither Seller nor the Facility Owners now has, and at no time ever had, any employees.

         4.23   FIRPTA.  Seller is a "non-foreign person" within the meaning of
Section 1445 of the Code and the Regulations issued thereunder.

         4.24 Bank Accounts. Exhibit P, attached hereto, sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions or depositories at which Seller or the Facility Owners maintain any safe deposit boxes or accounts of any nature, the numbers and types thereof, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto. After the Closing, Seller shall cooperate with Buyer to the extent necessary to close any such accounts which Buyer desires closed, and to change the persons authorized to draw upon such accounts which Buyer does not desire closed.

         4.25 Taxes. Seller and the Facility Owners have accurately prepared and duly and timely filed (or has filed as part of a consolidated tax filing) all tax reports and returns required to be filed by it and, whether or not shown on such returns or reports to be due, has duly paid or provided for the payment of all taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales, usages or payrolls of Seller and the Facility Owners; there are no tax liens upon any property or assets of any Seller and the Facility Owners except liens for current taxes not yet due. The federal income tax returns of Seller and the Facility Owners have not been audited or otherwise examined by the Internal Revenue Service within the past three years, and no state or local income, sales, use, or property tax returns of Seller and the Facility Owners have been audited or otherwise examined within the past three years. Seller has no notice of the pendency of any such audit or examination. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period and neither Seller nor the Facility Owners has filed any consent under Section 341(f) of the Code.

         4.26 Owned Assets. The Owned Assets (except Excluded Assets) constitute all real, tangible and intangible assets and property used or useful in the operation of the Facilities as they have been operated by the Seller and are now operated by the Facility Owners. Seller is the Landlord under all leases and Resident Agreements relating to the Facilities. The Facility Owners do not own or hold an interest in any property, real or personal, tangible or intangible, except for the Owned Assets.

         4.27 Interests. Seller owns 100% of the membership interests in each Facility Owner, free and clear of all liens, options, claims, encumbrances or charges of any kind, and there are no outstanding options or other rights to purchase or otherwise acquire any membership interest in any of the Facility Owners.

         4.28 Executive Director. The executive director of each Facility is the person most likely to have knowledge regarding the accuracy or inaccuracy of any of the representations of Seller set forth herein which are qualified to Seller's knowledge.

         4.29 Title Encumbrances. Neither Seller nor the Facility Owners are in default under any of their material obligations under any recorded agreement, easement or instrument encumbering title to any of the Facilities, and Seller has no knowledge of any material default on the part of any other party thereto.

         4.30 Affordable Housing Units. Attached hereto as Exhibit Q is a true and complete list of each unit within the Facilities (specifying the number of bedrooms in each unit) which is leased or reserved for lease as an affordable housing unit, or for low or moderate income residents. Exhibit Q truly and correctly lists the number of units (and the number of bedrooms in each such unit) at the Facilities which may be required to be leased as an affordable housing unit, or for low or moderate income residents, pursuant to a presently existing agreement or requirement of law.

         4.31 No New Survey Matters. To Seller's knowledge, since the dates of the as-built surveys for each of the Facilities previously provided to Buyer by Seller (the "Freddie Mac Surveys"), no new survey matters have arisen in connection with any of the Real Property which would otherwise be required under the applicable ALTA/ACSM standards used in preparing the Freddie Mac Surveys to be shown thereon.

         4.32 Freddie Mac Loans. The Freddie Mac Loans are in full force and effect, there exists no Event of Default thereunder, and there is no event or circumstance which, with the passing of time or giving of notice, would constitute an Event of Default thereunder. Exhibit W is a complete list of all documents and agreements (including amendments) evidencing or relating to the Freddie Mac Loans.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         5.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite company power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted following the Closing.

         5.2 Authorization and Binding Effect of Documents. Buyer has all requisite company power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary company action on the part of Buyer. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Buyer. To the best of Buyer's knowledge, this Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

         5.3 Absence of Conflicts. The execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of,
(iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the articles of organization or operating agreement of Buyer, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any law, statute, rule, judgment, order or decree to which Buyer is subject.

         5.4 Consents. The execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity.

         5.5 Broker's or Finder's Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the transactions contemplated by this Agreement. Buyer agrees to indemnify and hold Seller harmless form any Loss, resulting from a breach of the representations and warranties set forth in this section. Notwithstanding the provisions of
Article X below, such agreement to indemnify shall survive the Closing without limitation.

ARTICLE VI
OTHER COVENANTS

         6.1 Conduct of the Facility's Business Prior to the Closing Date. Seller covenants and agrees with Buyer that from the date hereof through the Closing Date, unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld), Seller, the Facility Owners or Seller's Affiliates shall:

                (a) Operate the Facilities in the ordinary course of business, including (i) incurring expenses consistent with the past practices,
(ii) making reasonable capital expenditures prior to the Closing Date in an amount consistent with past practices and the current Facility budget, and (iii) using commercially reasonable efforts to preserve the Facilities' present business operations, organization and goodwill and its relationships with customers, employees, advertisers, suppliers and other contractors.

                (b) Operate the Facilities and otherwise conduct its business in all material respects in accordance with the terms or conditions of the Licenses, all applicable rules and regulations of the relevant State, and to the best of its knowledge all other rules, regulations, laws and orders of all governmental authorities having jurisdiction over any aspect of the operation of such Facilities.

                (c) Maintain Seller's books and records in accordance with GAAP on a basis consistent with prior periods.

                (d) Timely comply in all material respects with any Facility Agreements.

                (e) Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Owned Assets except for dispositions of assets that (A) are in the ordinary course of business and (B) if material, are replaced by similar assets of substantially equal or greater value and utility.

                (f) Maintain the FF&E and Personal Property currently in use in reasonably good operating condition and repair, except for ordinary wear and tear, in a manner consistent with past practices.

                (g) Perform all covenants, terms and conditions under the Freddie Mac Loans in a timely fashion.

         6.2 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

         6.3 Title; Additional Documents. At the Closing, Seller shall transfer and convey to Buyer good and marketable title to the Interests free and clear of any Liens except Permitted Exceptions. At the Closing, all warranties relating to the Facilities shall be held and owned by the Facility Owners. At and after the Closing, the Facilities shall be subject to the Freddie Mac Loans. At the Closing, Seller shall transfer and convey to Lessee good and marketable title to all other Owned Assets, free and clear of any Liens except Permitted Exceptions and the Freddie Mac Loans. Seller shall execute or cause to be executed such documents, in addition to those delivered at the Closing, as may be necessary to confirm in Buyer such title to the Interests and the Owned Assets and to carry out the purposes and intent of this Agreement. Buyer shall execute or cause to be executed such documents, in addition to those delivered at Closing as may be necessary to confirm Buyer's assumption of the Owner Obligations.

         6.4 Other Consents. Seller shall use reasonable efforts to obtain the consents or waivers to the transactions contemplated by this Agreement required under any Facility Agreements; provided that Seller shall not be required to make any financial accommodation to a third party in order to obtain any such consent or waiver (other than payment of any amount otherwise due such third party).

         6.5 Inspection and Access. Seller shall, commencing on the date of this Agreement, open the assets, books, accounting records, correspondence and files of Seller (to the extent related to the operation of the Facilities) for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of such books, records and files or extracts therefrom. Such access will be available to Buyer during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the Facilities. All requests for access shall be made by Buyer to Daniel B. Gorham, Susan L. Timoner or Douglas Bath on behalf of Seller. Buyer shall not contact or otherwise communicate with any of the tenants, occupants, staff members or other employees or others providing goods or services to the Facilities without the prior written consent of Seller, which shall not be unreasonably withheld or delayed, but in no event shall contact be made with any of the aforementioned before ten (10) days prior to Closing. As and when Seller prepares the same for its own purposes (which preparation shall be consistent in terms of timing with Seller's past practices), Seller will furnish to Buyer unaudited financial statements of Seller for the periods from and after the date of the Interim Statements prepared in a manner consistent with the Interim Statements. Seller will make available to Buyer such additional financial and operating data and other available information regarding the Facilities or the Owned Assets as Buyer may reasonably request. Those books, records and files (the possession of which is not being transferred to Buyer pursuant to this Agreement) which relate to the Owned Assets shall be preserved and maintained by Seller for four (4) years after the Closing and those books, records and files relating to the Owned Assets the possession of which is being transferred to Buyer hereunder shall be maintained and preserved by Buyer for a period of four (4) years after the Closing. Each such party shall give to the other party and its authorized representatives, during normal business hours, such access to, and the opportunity at the other party's expense to copy, such books and records retained by it as may be reasonably requested by the other party.

         6.6 Confidentiality. AEW Capital Management L.P. and SALI entered into a confidentiality agreement dated February 8, 2000 (the "Confidentiality Agreement"), a true and accurate copy of which is attached hereto as Exhibit R, in connection with the transactions contemplated by this Agreement, which agreement shall remain in full force and effect, unmodified by the terms of this Agreement. In furtherance of the intent of the parties as set forth in the Confidentiality Agreement, Buyer shall take strict care to prevent any disclosure of Proprietary Information (as defined in the Confidentiality Agreement) of SALI or its Affiliates to any employee, agent or representative of Buyer or its Affiliates (or to any other person or entity not affiliated with SALI or its Affiliates) if such person(s) are directly involved in any business venture in the assisted living/dementia care industry. Notwithstanding any other provision in this Agreement, this Section shall survive the Closing indefinitely.

         6.7 Publicity. The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as required by law or applicable regulations.

         6.8 Material Adverse Change. Buyer and Seller will promptly notify the other party of any event of which Buyer or Seller, as the case may be, obtains knowledge which has had or could reasonably be expected to have a Material Adverse Effect.

         6.9 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

         6.10 Health Department Reports. Seller shall file, or cause its Affiliates to file, on a current and timely basis and in all material respects in a truthful and complete fashion until the Closing Date, all reports and documents required to be filed with the Health Department with respect to the Facilities.

         6.11 Tax Returns and Payments. Seller will timely file with the appropriate governmental agencies all Tax Returns required to be filed by Seller with respect to the Facilities prior to Closing and timely pay all Taxes reflected on such Tax Returns as owing by Seller or its Affiliates.

         6.12 Post-Closing Obligation of Seller. Following Closing, Seller shall use, and shall cause Operator to use diligent efforts to promptly cooperate with Buyer and its Affiliates to have the Licenses reissued, if reasonably necessary, in the names of the appropriate Lessee, or such other party as Buyer may direct. This covenant of Seller shall survive Closing indefinitely. In the event that the Licenses are not transferred to, or reissued in the name of, Lessee or such other party as Buyer may direct (such transfer or reissuance being hereafter referred to as the "License Transfer"), on or prior to December 31, 2000, and such failure is not due to any act, omission, condition, or characteristic of Buyer, Lessee, the member of Lessee or any subsidiary or Affiliate (other than Affiliates of Seller) of Buyer, then such failure shall constitute a material default of Seller hereunder. Furthermore, it shall be a material default of Seller hereunder if a Material Adverse Effect is
(i) suffered prior to the License Transfer, (ii) as a result of the failure of the License Transfer to occur prior to the occurrence of such Material Adverse Effect, and (iii) not due to any act, omission, condition, or characteristic of Buyer, Lessee, the member of Lessee or any subsidiary or Affiliate (other than Affiliates of Seller) of Buyer.

                                   ARTICLE VII
            CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

         Buyer's obligation to close the acquisition of the Owned Assets pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

         7.1    Accuracy of Representations and Warranties; Closing Certificate.

                (a) The representations and warranties of Seller contained in this Agreement or in any other Document shall be true and correct in all material respects on the date hereof, and at the Closing Date with same effect as though made at such time except for changes permitted hereunder.

                (b) Seller shall have delivered to Buyer on the Closing Date a certificate that the conditions specified in Sections 7.1(a) and 7.2 are satisfied as of the Closing Date.

         7.2 Performance of Agreement. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or upon the Closing Date.

         7.3    Title Insurance and Survey.

                (a) Within five (5) days after the execution of this Agreement, Buyer, at its expense, shall order commitments for owner's policies of title insurance (the "Title Commitments") issued by First American Title Insurance Company - Washington, D.C. National Business Office ("Title Insurer") covering each parcel of Real Property, in which the Title Insurer shall agree to insure, in such amount as Buyer deems adequate, merchantable title to the Real Property in the name of Buyer or its wholly-owned subsidiaries, as the case may be, free from the Schedule B standard printed exceptions and all other exceptions except Permitted Exceptions (as defined below). Such Title Commitments shall have attached thereto complete, legible copies of all instruments noted as exceptions therein. The Title Commitments shall be updated prior to the Closing to reflect the state of the title not more than ten (10) days prior to the Closing. Buyer shall pay any and all costs and expenses related to the title insurance, including all search fees, closing fees and the premium for the policy issued pursuant to the Title Commitments.

                (b) If (1) the Title Commitments reflect any exceptions to title other than Permitted Liens which are not acceptable to Buyer in Buyer's reasonable discretion, or (2) the Survey delivered to Buyer pursuant to Section 7.3(d) below discloses any state of fact not acceptable to Buyer in Buyer's reasonable discretion, or (3) at any time prior to the Closing, title to the Real Property is encumbered by any exception to title other than Permitted Liens which was not on the initial Title Commitments and is not acceptable to Buyer in Buyer's sole discretion (any such exception or unacceptable state of fact being referred to herein as a "Title Defect"), then Buyer shall, within ten (10) days following receipt of the Title Commitments or discovery of the Title Defect, as the case may be, give Seller written notice of such Title Defect (the "Title Notice"). Such Title Notice shall include a copy of the relevant Title Commitment and copies of the exceptions. Any exception to title to the Real Property that is
(i) disclosed in the Title Commitment, or (ii) identified on a Survey, which, in either case, is not identified as a Title Defect in the Title Notice, shall be deemed to be a "Permitted Exception" for purposes of this Agreement. Seller shall have the right, but not the obligation, within ten (10) days after receipt of any such Title Notice, to use its reasonable efforts to remove such Title Defect. If Seller elects to do so, then, on or before the Closing, Seller shall provide Buyer with reasonable evidence of such removal or provide reasonable evidence that such Title Defect will be removed. Notwithstanding anything contained herein to the contrary, Seller shall be obligated (or shall cause its Affiliates) to expend whatever sums are reasonably required to cure the following Title Defects prior to, or at, the Closing:

                        (i) All mortgages, security deeds, other security instruments or other monetary liens encumbering the Real Property, other than the Freddie Mac Loans;

                        (ii) All past due ad valorem taxes and assessments of any kind, whether or not of record, which constitute, or may constitute, a lien against the Real Property; and

                        (iii) Judgments against the Seller (which do not result from acts or omissions on the part of Buyer) which have attached to and become a lien against the Real Property.

                (c) In the event Seller is unable or elects not to cure any Title Defect within such period, Buyer shall have the option to (i) waive any Title Defect and proceed to Closing or (ii) terminate this Agreement.

                (d) Within five (5) days after the execution of this Agreement, Buyer, at Buyer's expense, may order boundary surveys for each parcel of the Real Property (the "Survey" or "Surveys") prepared by a registered land surveyor or surveyors satisfactory to Buyer. The Surveys, if they are ordered, shall (1) be completed in accordance with Buyer's reasonable survey requirements, and shall be certified to Seller, Buyer, and the Title Insurer by such surveyor; (2) have one perimeter description for the Real Property on which each of the Facilities are located; (3) show all easements, rights-of-way, setback lines, encroachments and other matters affecting the use or development of the Real Property; and (4) disclose on the face thereof the gross and net acreage of each parcel of Real Property. Upon receipt of the Survey by Buyer, Buyer shall promptly furnish a copy of same to Seller. Buyer, at its option, may choose not to order the Surveys and instead rely on the Freddie Mac Surveys and the warranty of Seller in Article IV above that, to its knowledge, no new survey matters have arisen with regard to the Facilities.

                (e) Any failure by Buyer to perform under this Section 7.3 shall not relieve Buyer of its obligation to proceed to Closing under this Agreement.

         7.4 Other Inspections. During the due diligence period, at reasonable times and upon reasonable notice, Buyer or Buyer's agent(s) shall have the right, at Buyer's expense, to employ one or more consultants or other professionals to perform or complete such inspections and assessments of the Real Property and Improvements as Buyer deems necessary or desirable, including, without limitation, environmental and structural aspects, and assessments of the compliance of the Facilities with all applicable laws and regulations. Buyer shall cause its inspectors and/or consultants to deliver to Seller a copy of each such inspection report at the time such report(s) are delivered to Buyer. A failure by Buyer to perform any inspections or assessments shall not relieve Buyer of its obligation to proceed to Closing under this Agreement.

         7.5 Delivery of Closing Documents. Seller shall have delivered or caused to be delivered to Buyer on the Closing Date each of the documents required to be delivered pursuant to Section 9.2.

         7.6 Facility Leases. The Buyer (or its wholly-owned subsidiaries) shall have entered into the Facility Leases.

         7.7    Licenses.

                (a) All Licenses shall have been issued as to all Facilities and shall have, or will upon Closing, become effective under the rules of the applicable Health Department and applicable law.

                (b) Conditions which the Licenses or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to issuance of License shall have been satisfied.

         7.8 Facility Operating Agreements. Operator shall have entered into Facility Operating Agreements with Lessee for the operation of the Facilities, which Facility Operating Agreements shall be in substantially the form as set forth in Exhibit J.

         7.9 LLC Operating Agreement. Federal Street Operating, LLC and SALII (or their respective Affiliates) shall have entered into a Limited Liability Company Agreement to govern the operations of Buyer.

         7.10 Freddie Mac Approval. The holder of the Notes shall have given its consent to the transactions contemplated by this Agreement and to the assumption of the Freddie Mac Loans by Buyer, with an assumption fee not exceeding one percent (1%) of the outstanding principal balance of the Freddie Mac Loans.

                                  ARTICLE VIII
            CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

         The obligations of Seller to close the sale of the Owned Assets pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Seller in writing:

         8.1    Accuracy of Representations and Warranties.

                (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and at the Closing Date with the same effect as though made at such time, except for changes that are not materially adverse to Seller.

                (b) Buyer shall have delivered to Seller on the Closing Date a certificate that the conditions specified in Sections 8.1(a) and 8.2 are satisfied as of the Closing Date.

         8.2 Performance of Agreements. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

         8.3    Licenses.

                (a) All Licenses shall have been issued as to all Facilities and shall have, or will upon Closing, become effective under the rules of the applicable Health Department and applicable law.

                (b) Conditions which the Licenses or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to issuance of License shall have been satisfied.

         8.4 Facility Operating Agreements. Lessee shall have entered into Facility Operating Agreements with Operator for the operation of the Facilities, which Facility Operating Agreements shall be in substantially the form as set forth in Exhibit J.

         8.5 LLC Operating Agreement. Federal Street Operating, LLC and SALII (or their respective Affiliates) shall have entered into a Limited Liability Company Agreement to govern the operations of Buyer.

         8.6 Delivery of Closing Documents. Buyer shall have delivered or caused to be delivered to Seller on the Closing Date each of the Documents required to be delivered pursuant to Section 9.3.

         8.7 Freddie Mac Approval. The holder of the Notes shall have given its consent to the transactions contemplated by this Agreement and to the assumption of the Freddie Mac Loans by Buyer, with an assumption fee not exceeding one percent (1%) of the outstanding principal balance of the Freddie Mac Loans.

                                   ARTICLE IX

         CLOSING

         9.1 Time and Place. Closing of the purchase and sale of the Conveyed Interests and the exchange of the Contributed Interests for the Interest Increase pursuant to this Agreement (the "Closing") shall take place through escrow at the offices of the Title Insurer at 10:00 a.m. on September 30, 2000, or at such earlier time or date as may be agreed upon by the parties (the "Closing Date"). In no event shall the Closing be extended beyond September 30, 2000, unless such delay is caused by Seller. Buyer and Seller shall use commercially reasonable efforts to ensure that neither party has to attend the Closing in person. Time is of the essence of the terms of this Section.

         9.2 Documents to be Delivered to Buyer by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to Buyer:

                (a) Governmental certificates, dated as of a date as near as practicable to the Closing Date, showing that (i) each entity defined herein as "Seller," and each general partner of such entities, is in good standing in the state of organization of such entity, and (ii) each Facility Owner is in good standing in the State of Delaware and qualified to do business in the state in where the Facility it owns is located.

                (b) A certificate of the Secretary or Assistant Secretary of Seller (or the general partner of Seller, as the case may be) attesting as to the incumbency of each officer of Seller (or the general partner of Seller, as the case may be) who executes this Agreement and any of the other Documents and to similar customary matters.

                (c) A bill of sale and other instruments of transfer and conveyance transferring the Owned Assets held or owned by Seller to Lessee.

                (d) An agreement of assignment and conveyance transferring the Interests to Buyer.

                (e) A certificate of nonforeign status under Section 1445 of the Code, complying with the requirements of the Income Tax Regulations promulgated pursuant to such section.

                (f)     The certificate described in Section 7.1(b).

                (g) A true, correct and complete list certified by an officer of Seller, of each resident of the Facilities as of the Closing Date, which list shall specify the unit, bed or room number of such resident, and the amount of the monthly fees to be paid by such resident (including room, meal and other applicable monthly fees).

                (h) Assignment and Assumption of Leases and Deposits for each Facility from Seller to the corresponding Lessee in the form attached hereto as Exhibit S, duly executed by Seller and each such Lessee.

                (i) Assignment and Assumption of contracts and Other Interests for each Facility from Seller to the corresponding Lessee in the form attached hereto as Exhibit T, duly executed by Seller and each such Lessee.

                (j) Assignment and Assumption of Other Interests for each Facility from Seller to the corresponding Facility Owner in the form attached hereto as Exhibit U, duly executed by Seller and each such Facility Owner.

                (k) A letter agreement from Seller and Operator in favor of Buyer confirming their obligations under Section 6.12 above.

                (l) Authority opinions from counsel for Seller regarding the due organization, good standing, power, authority, and due execution of this Agreement and all other Documents by Seller and SALII, of the Facility Operating Agreements by SALMI and the leases between the Facility Owners and Lessees by the Facility Owners.

                (m) A rent roll for each of the Facilities, certified on the Closing Date, in the form attached hereto as Exhibit V.

                (n) Letters from local counsel for each of the Facilities addressing such matters regarding the Licenses as may be reasonably requested by Buyer.

                (o) (i) a Certificate of Compliance, in form and substance reasonably satisfactory to Buyer, relating to the Order of Conditions recorded in the land records of Norfolk County, Massachusetts at Book 11796, Page 343;
(ii) an original, signed termination statement terminating the UCC Financing Statement UC97019183 naming Sunrise Cohasset as debtor and Fleet National Bank as secured party; and (iii) a signed termination statement terminating the UCC Financing Statement 055374 naming Sunrise Paramus as debtor and Nations Bank, N.A. as secured party.

                (p) Documentation reasonably satisfactory to Buyer terminating the existing Management Agreements governing the operation of the Facilities by SALMI.

                (q) Such additional information and materials as Buyer shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder, including without limitation, evidence that all consents and approvals required as a condition to Buyer's obligation to close hereunder have been obtained, title affidavits, such affidavits and indemnities as the Title Insurer may require to issue non-imputation endorsements, and any other documents expressly required by this Agreement to be delivered by Seller at Closing, or as may be required by the Title Insurer.

         9.3 Deliveries to Seller by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller or other appropriate party the following, in each case in form and substance reasonably satisfactory to Seller or such other party:

                (a) The Purchase Price in accordance with Section 2.4, and the adjustments under Section 2.6.

                (b)     The certificate described in Section 8.1(b).

                (c)     An agreement by Buyer assuming the Owner Obligations.

                (d) Governmental Certificates dated as of a date as near as practicable to the Closing Date showing that Buyer and Lessees are duly organized and in good standing in the State of Delaware and that Lessees are duly qualified to transact business in all the states where the Facilities are located.

                (e) A certificate of the Secretary or Assistant Secretary of Buyer attesting as to the incumbency of each Officer of Buyer who executes this Agreement and any of the other Documents and to similar customary matters.

                (f) All documents required in order to consummate the assumption of the Freddie Mac Loans, which documents shall be signed by the lender of the Freddie Mac Loans and shall be in form and substance reasonably satisfactory to Buyer.

                (g) Such additional information and materials as Seller shall have reasonably requested to evidence the satisfaction of the conditions to their obligations hereunder.

         9.4 Closing Costs. Buyer and Seller shall each pay the costs of their respective attorneys' fees. Buyer shall pay all costs of the title company to insure title, and the cost of owner's title insurance policies, and all costs associated with the assumption of the Freddie Mac Loans. All items described in
Section 2.6 above shall be prorated between the parties as of the Closing Date. Buyer shall pay sixty-six and 67/100 percent (66.67%) of all county or state transfer or recording taxes, if any, and Seller shall pay thirty-three and 33/100 percent (33.33%) of all such taxes, if any.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 Survival. All representations, warranties, covenants and agreements in this Agreement or any other Document shall survive the Closing for a period of one (1) year. The rights to indemnification set forth in this
Article X shall be exclusive of all other rights to monetary damages that any party (or the party's successors or assigns) would otherwise have by statute or common law in connection with the transactions contemplated by this Agreement or any other Document. Notwithstanding anything to the contrary herein, if (a) Buyer is notified of the untruth of any representation or warranty made by Seller hereunder by (i) written notice from Seller (which notice shall refer to the representation or warranty which is untrue) or (ii) the professional written reports and studies prepared by Buyer as part of Buyer's due diligence, and (b) Buyer nevertheless elects to close under this Agreement, then Buyer shall be deemed to have waived the breach in question and shall not assert any post-closing claim against Seller with respect to that breach.

         10.2 Indemnification by Seller and SALII. Seller and SALII shall indemnify, defend, and hold harmless Buyer and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any of the following:

                (a) Any breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; or

                (b) Any obligation, indebtedness or liability of Seller other than (i) the Assumed Obligations and (ii) obligations, indebtedness or liabilities to the extent an adjustment is made to the Purchase Price pursuant to Section 2.6. Subject to the foregoing clauses (i) and (ii), the obligations, indebtedness and liabilities of Seller hereunder shall include, but not be limited to, (a) claims by state or federal governmental agencies for repayment of claims for reimbursement of costs, regardless of whether disclosed to Buyer and regardless whether constituting a breach by Seller of any representation, warranty, covenant or agreement hereunder or under any other Document, and (b) all claims and causes of action held by Seller against third parties, or held by any third party against Seller, which claims or causes of action accrued prior to the Closing Date, regardless of whether constituting a breach by Seller of any representation, warranty, covenant, or agreement hereunder; or

                (c) Noncompliance by Seller with the provisions of the Bulk Sales Act, if such act applies, in connection with the transactions contemplated by this Agreement.

         10.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from:

                (a) Any breach by Buyer of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; or

                (b)     All Assumed Obligations; or

                (c) Lessee's operation of the Facilities on or after the Closing Date.

         10.4 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 10.2 and 10.3, the following procedure shall apply:

                (a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the "Indemnified Party") shall reasonably promptly give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

                (b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of Clause (i) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party's counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

                (c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

                (d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of any applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

                (e)     The provisions of Sections 10.2, 10.3, and this Section
10.4 shall survive the Closing hereunder indefinitely.

ARTICLE XI
DEFAULT AND TERMINATION

         11.1   Right of Termination. This Agreement may be terminated prior to
Closing:

                (a) By Buyer during the Due Diligence Period or as otherwise permitted by this Agreement; or

                (b)     By written agreement of Seller and Buyer.

         11.2 Remedies upon Default. If Seller materially defaults on any of its obligations hereunder, and such default continues for ten (10) business days after written notice thereof specifying such default, Buyer may, as its sole remedy hereunder, by serving notice in writing to the Seller in the manner provided in this Agreement, either:

                (a) Terminate this Agreement and declare it null and void (in which event Seller shall pay to Buyer the reasonable, out-of-pocket costs and expenses incurred by Buyer in connection with the transactions contemplated hereby); or

                (b) Waive any such conditions, title objections or defaults and consummate the transaction contemplated by this Agreement in the same manner as if there had been no title objections, conditions or defaults without any reduction in the Purchase Price and without any further claim against the Seller therefor.

         11.3 Specific Performance. The parties acknowledge that the Facilities are of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by either party. Accordingly, as an alternative to termination of this Agreement under
Section 11.2, Buyer shall be entitled, in the event of a breach by Seller, to enforcement of this Agreement (subject to obtaining any required approval of the Health Department) by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. Such right of specific performance or injunctive relief shall be in lieu of Buyer's right to recover damages and to pursue any other remedies available to Buyer for Seller's breach. In any action to specifically enforce the Seller's obligation to close the transactions contemplated by this Agreement, Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that the Buyer shall be entitled to obtain specific performance of the Seller's obligation to close without being required to prove actual damages. As a condition to seeking specific performance, Buyer shall tender the Purchase Price.

         11.4 Obligations Upon Termination. Upon termination of this Agreement, each party shall thereafter remain liable for breach of this Agreement prior to such termination. If this Agreement is terminated without any breach by either party hereto, each of the parties shall be liable and responsible for any costs incurred by such party in connection with the transactions contemplated by this Agreement.

         11.5 Termination Notice. Each notice given by a party to terminate this Agreement shall specify the Subsection of Article 11 pursuant to which such notice is given. If at the time a party gives a termination notice, such party is entitled to give such notice pursuant to more than one Section of Article 11, the Subsection pursuant to which such notice is given and termination is effected shall be deemed to be the section specified in such notice provided that the party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified section.

         11.6 Survival. Notwithstanding anything to the contrary contained herein upon the expiration or any termination of this Agreement the rights and obligations of the parties under Section 6.6 and Section 6.7 shall survive such termination or expiration for a period of one (1) year.

                                   ARTICLE XII
                              TRANSITIONAL MATTERS

         12.1 Prior to Closing. Upon a written request from Buyer or Operator, the parties shall conduct meetings with residents, families of residents and employees of Operator for the purpose of explaining as the parties hereto deem reasonably necessary any changes in ownership and operation of the Facilities arising out of the transactions contemplated hereby.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1 Further Actions. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by the other party in order more effectively to consummate the transactions contemplated hereby.

         13.2   Payment of Expenses.

                (a) Except as provided in Section 9.4, all sales, use, transfer and other similar Taxes or charges payable in connection with consummation of the transactions contemplated by this Agreement, shall be paid by Buyer. All other Taxes shall be paid by the party primarily liable under applicable law to pay such Tax.

                (b) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the transactions contemplated by this Agreement.

         13.3 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

                (a)     If to Buyer, to:

                                AEW Capital Management LP
                                225 Franklin Street, 25th Floor
                                Boston MA 02110
                                Attention: Robert J. Plumb, Managing Director

                        with copies to:

                                Joseph J. Christian, Esq.
                                Hale and Dorr LLP
                                60 State Street
                                Boston, MA 02109

                        and:

                                AEW Capital Management LP
                                225 Franklin Street, 25th Floor
                                Boston, MA 02110
                                Attention: General Counsel

                (b)     If to Seller, to:

                                Sunrise Assisted Living, Inc.
                                7902 Westpark Drive
                                McLean, Virginia  22102
                                Attention: Daniel B. Gorham, Senior Vice
                                President

                        with copies to:

                                Sunrise Assisted Living, Inc.
                                7902 Westpark Drive
                                McLean, Virginia  22102
                                Attention:  Susan L. Timoner, Esq.

                                and to:

                                Wayne G. Tatusko, Esq.
                                Watt, Tieder, Hoffar & Fitzgerald, L.L.P.
                                7929 Westpark Drive, Suite 400
                                McLean, Virginia 22102

or such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if delivered by courier, on the date received.

         13.4 Entire Agreement. This Agreement, Exhibits and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

         13.5 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         13.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party, provided that Buyer may assign all of its rights under this Agreement to an Affiliate, provided that (i) the representations and warranties of Buyer hereunder shall be true and correct in all material respects as applied to the assignee, (ii) both Buyer and the assignee shall execute and deliver to Seller a written instrument in form and substance satisfactory to Seller within their reasonable judgment in which both Buyer and the assignee agree to be jointly and severally liable for performance of all of Buyer's obligations under this Agreement, and (iii) Buyer and the assignee shall deliver such other documents and instruments as reasonably requested by Seller, including appropriate certified resolutions of the boards of directors of Buyer and the assignee.

         13.7 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of laws, provided, however, that, in the event Seller or Buyer breach this agreement and such breach relates to a particular Facility, neither Seller nor Buyer shall be precluded from exercising any rights or remedies which it may have under the laws of the jurisdiction in which such Facility is located. For purposes of illustration only, if Seller were to breach its obligation to convey the Bellevue Facility to Buyer, then Buyer would not be precluded from seeking specific performance under Washington law.

         13.8 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

         13.9 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

         13.10 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         13.11 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

         13.12 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

         13.13 Exhibits. Unless otherwise specified herein, each Exhibit referred to in this Agreement is attached hereto, and each such Exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

         13.14 Attorneys' Fees. In the event either party brings an action to enforce or interpret any of the provisions of this Agreement, the "prevailing party" in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys' fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, "prevailing party" shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought.

         13.15 Section 1031 Exchange. The parties agree and understand that, if requested by either party, the other party shall cooperate in permitting the requesting party to accomplish an exchange under Section 1031 of the Code; provided, however, that such exchange shall not modify any terms of this Agreement, shall not delay the Closing, shall not relieve Seller of any liability for Seller's obligations hereunder, shall not cause Buyer to incur any liability or additional expense therefor or be required to take title to any other property, and shall not cause Buyer (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to any third parties.

         13.16 Closing Affidavits. Seller shall execute, and shall cause its Affiliates to execute, at Closing, such affidavits and/or certifications as may be necessary to consummate the transactions contemplated hereby, including without limitation, non-imputation affidavits.

         13.17. Joint and Several. Each Seller shall be jointly and severally liable with the other Sellers for performing all obligations of Seller under this Agreement.

         13.18  Casualty and Condemnation.

                (a) The risk of any loss or damage to the Facilities by fire or other casualty before the Closing shall continue to be borne by Seller. Seller shall promptly give Buyer written notice of any fire or other casualty (in any event within five (5) days of the occurrence of same, which notice shall include a description thereof in reasonable detail and an estimate of the cost of time to repair. In the event that any Facility shall suffer any fire or other casualty or any injury and Buyer does not elect to cancel this

Agreement as hereinafter provided, Seller shall repair the damage at its sole cost and expense before the Closing Date or, in the alternative, make an appropriate reduction in the purchase price herein set forth based on a reasonable approximation of the cost of such repair as agreed by the parties plus any deductibles. In the event of any material damage or destruction of any of the Facilities, Buyer, at any time thereafter, by written notice to Seller, shall have the option to cancel this Agreement. For the purposes hereof, "material" damage or destruction shall include any damage or destruction which would require more than $250,000 to repair (including in said amount the amount of any revenues lost as a result of said fire or other casualty). If Buyer so elects to cancel this Agreement, this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder, except as may be otherwise set forth herein with regard to surviving provisions.

                (b) The risk of any loss or damage to the Facilities by condemnation before the Closing Date shall continue to be borne by Seller. In the event any condemnation proceeding is commenced or threatened, Seller shall promptly give Buyer written notice thereof (in any event within five (5) days after the occurrence of same), together with such reasonable details with respect thereto as to which Seller may have knowledge. As soon thereafter as the portion or portions of the Facility to be taken are reasonably determinable, Seller shall give Buyer written notice thereof ("Seller's Notice") together with Seller's estimate of the value of the portion or portions of the Facility to be so taken. In the event of any taking of all or a material portion of any Facility, Buyer, by written notice to Seller at any time thereafter, shall have the option to cancel this Agreement, in which event this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder, except as may be otherwise set forth herein with regard to surviving provisions. If Buyer shall not so elect to cancel this Agreement, then the sale of Owned Assets shall be consummated as herein provided at the purchase price provided for herein (without abatement) and Seller shall pay over to Buyer at the Closing all amounts theretofore received by Seller in connection with such condemnation or insurance received therefore. Buyer shall be entitled to participate in any such condemnation proceeding and Seller shall cooperate with Buyer in such respect.

                (c)     The parties' obligations, if any, under this Section
13.18 shall survive the Closing.

         13.19 Buyer's Condition Precedent. Buyer's obligations under this Agreement shall be conditioned upon the approval of the Investment Committee of AEW Capital Management, L.P., in its sole and absolute discretion. The contingency set forth in this Section 13.19 shall expire seven (7) days after the lender of the Freddie Mac Loans approves in writing the transactions contemplated by this Agreement and the assumption of the Freddie Mac Loans by Buyer.

                        [SIGNATURES FOLLOW ON NEXT PAGE]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

                        SELLER:
                        ------


                        SUNRISE BELLEVUE ASSISTED LIVING LIMITED
                        PARTNERSHIP, a Washington limited partnership

                        By: Sunrise Assisted Living Investments, Inc., a
                            Virginia corporation, general partner

                            By: /s/ DANIEL B. GORHAM
                               ---------------------------------------------
                            Name: Daniel B. Gorham
                                 -------------------------------------------
                            Title: Vice President
                                  ------------------------------------------

                        SUNRISE COHASSET ASSISTED LIVING LIMITED
                        PARTNERSHIP, a Massachusetts limited partnership

                        By: Sunrise Assisted Living Investments, Inc., a
                            Virginia corporation, general partner

                            By: /s/ DANIEL B. GORHAM
                               -----------------------------------------
                            Name: Daniel B. Gorham
                                 ---------------------------------------
                            Title: Vice President
                                  --------------------------------------

                        SUNRISE DECATUR ASSISTED LIVING LIMITED
                        PARTNERSHIP, a Georgia limited partnership

                        By: Sunrise Assisted Living Investments, Inc., a
                            Virginia corporation, general partner

                            By: /s/ DANIEL B. GORHAM
                               -----------------------------------------
                            Name: Daniel B. Gorham
                                 ---------------------------------------
                            Title: Vice President
                                  --------------------------------------

                        SUNRISE GLEN COVE ASSISTED LIVING, L.P., a New York limited partnership

                        By: Sunrise Assisted Living Investments, Inc., a
                            Virginia corporation, general partner

                            By: /s/ DANIEL B. GORHAM
                                -----------------------------------------
                            Name: Daniel B. Gorham
                                 ----------------------------------------
                            Title: Vice President
                                  ---------------------------------------

                        SUNRISE LAFAYETTE HILLS ASSISTED LIVING, L.P., a Pennsylvania limited partnership

                        By: Sunrise Assisted Living Investments, Inc., a
                            Virginia corporation, general partner

                            By: /s/ DANIEL B. GORHAM
                                -----------------------------------------
                            Name: Daniel B. Gorham
                                 ----------------------------------------
                            Title: Vice President
                                  ---------------------------------------

                        SUNRISE PAOLI ASSISTED LIVING, L.P., a
                        Pennsylvania limited partnership

                        By: Sunrise Assisted Living Investments, Inc., a
                            Virginia corporation, general partner

                            By: /s/ DANIEL B. GORHAM
                                -----------------------------------------
                            Name: Daniel B. Gorham
                                 ----------------------------------------
                            Title: Vice President
                                  ---------------------------------------

                        SUNRISE PARAMUS ASSISTED LIVING LIMITED
                        PARTNERSHIP, a New Jersey limited partnership

                        By: Sunrise Assisted Living Investments, Inc., a
                            Virginia corporation, general partner

                            By: /s/ DANIEL B. GORHAM
                                -----------------------------------------
                            Name: Daniel B. Gorham
                                 ----------------------------------------
                            Title: Vice President
                                  ---------------------------------------

                        SUNRISE WALNUT CREEK ASSISTED LIVING LIMITED
                        PARTNERSHIP, a California limited partnership

                        By: Sunrise Assisted Living Investments, Inc., a
                            Virginia corporation, general partner

                            By: /s/ DANIEL B. GORHAM
                                -----------------------------------------
                            Name: Daniel B. Gorham
                                 ----------------------------------------
                            Title: Vice President
                                  ---------------------------------------

                        For purposes of acknowledging its indemnification obligations under Article X:

                        SUNRISE ASSISTED LIVING INVESTMENTS, INC., a Virginia corporation

                        By: /s/ DANIEL B. GORHAM
                            -----------------------------------------
                        Name: Daniel B. Gorham
                              ---------------------------------------
                        Title: Vice President
                               --------------------------------------

                        BUYER:

                        METROPOLITAN SENIOR HOUSING, LLC, a Delaware limited liability company

                        By: Sunrise Assisted Living Investments, Inc., a
                            Virginia corporation, Managing Member

                            By: /s/ DANIEL B. GORHAM
                                -----------------------------------------
                            Name: Daniel B. Gorham
                                 ----------------------------------------
                            Title: Vice President
                                  ---------------------------------------

                        By: Federal Street Operating, LLC, a Delaware limited
                            liability company, member

                            By: Federal Street Management, LLC, its Managing
                                Member

                                By: Federal Street Management Co., Inc., its
                                    Manager

                                    By: /s/ ROBERT J. PLUMB
                                        ------------------------------------
                                    Name: Robert J. Plumb
                                        ------------------------------------
                                    Title: Vice President
                                        ------------------------------------

                                  EXHIBIT LIST

Exhibit A - Legal Description - Bellevue Facility
Exhibit B - Legal Description - Cohasset Facility
Exhibit C - Legal Description - Decatur Facility
Exhibit D - Legal Description - Glen Cove Facility
Exhibit E - Legal Description - Lafayette Facility
Exhibit F - Legal Description - Paoli Facility
Exhibit G - Legal Description - Paramus Facility
Exhibit H - Legal Description - Walnut Creek Facility
Exhibit I - (To be attached)
Exhibit J - Form of Facility Operating Agreement
Exhibit K - (To be attached)
Exhibit L - (To be attached)
Exhibit M - (To be attached)
Exhibit N - (To be attached)
Exhibit O - (To be attached)
Exhibit P - (To be attached)
Exhibit Q - (To be attached)
Exhibit R - Confidentiality Agreement
Exhibit S - (To be attached)
Exhibit T - (To be attached)
Exhibit U - (To be attached)
Exhibit V - (To be attached)
Exhibit W - (To be attached)